Exhibit 99.1

For Immediate Release

PAYCHEX APPOINTS NEW SENIOR VICE PRESIDENT OF SALES

Former Ricoh executive Mark A. Bottini has more than 24 years of sales experience

Rochester, NY (September 15, 2011) – Paychex, Inc., a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses, today named Mark A. Bottini the company’s new senior vice president of sales. The Paychex Board of Directors also appointed him an officer of the company. Most recently, Bottini was vice president of sales for Ricoh, North America, a leading provider of advanced office technology and innovative document imaging products, services, and software with more than $4.7 billion in revenue.

“Mark is an excellent addition to the Paychex executive team. He brings a strong record of sales success and demonstrated leadership,” said Martin Mucci, Paychex president and chief executive officer. “Mark has significant experience leading a direct sales team targeting the small- to medium-sized business market, something that makes him uniquely qualified for this role and is very beneficial to Paychex. I am very pleased to have Mark on board.”

As vice president of sales for Ricoh, North America, part of Ricoh Americas Corporation, Bottini was responsible for a sales organization of more than 3,500 members. In previous leadership roles with the company, Bottini had responsibility for service and operations as well as sales. He assumed his most recent position with Ricoh in 2008 when Ricoh acquired IKON Office Solutions, Inc. During his nearly 20 years with IKON, Bottini served in a variety of sales leadership and field management roles.

Bottini, a native of Stockton, California, will begin his new role with Paychex in mid-October.

About Paychex

Paychex, Inc. (NASDAQ: PAYX) is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human resource services include 401(k) plan recordkeeping, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. A variety of business insurance products, including group health and workers’ compensation, are made available through Paychex Insurance Agency, Inc. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices serving approximately 564,000 payroll clients nationwide as of May 31, 2011. For more information about Paychex and our products, visit www.paychex.com.

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Media Contact

Laura Saxby Lynch

Director, Corporate Communications

Phone: (585) 383-3074

Email: lsaxbylynch@paychex.com

Twitter: @PaychexNews